Suite 1120, Cathedral Place,
925 West Georgia Street
Vancouver, British Columbia,
Canada V6C 3L2
Tel: (604) 687-6600
Toll Free: 1-888-411-GOLD
Fax: (604) 687-3932
Email: info@aurizon.com
www.aurizon.com
Toronto Stock Exchange Ticker Symbol ARZ NYSE MKT Ticker Symbol AZK U.S. Registration (File 001-31893) News Release Issue No. 19 - 2013

March 26, 2013
FOR IMMEDIATE RELEASE

REGULAR OPERATIONS RESUME AT CASA BERARDI MINE

Aurizon Mines Ltd. (TSX:ARZ; NYSE MKT:AZK) wishes to announce that, further to yesterday’s announcement, and following completion of an investigation underground, regular shifts at Casa Berardi have resumed, and underground operations will not be further affected.

FOR MORE INFORMATION CONTACT:

Aurizon Mines Ltd.
George Paspalas, President & CEO – 604-687-6600
Martin Bergeron, Vice President Operations – 819-874-4511
Investor Relations: Jennifer.north@aurizon.com
Telephone: 604-687-6600 Fax: 604-687-3932
Toll Free: 1-800-411-GOLD (4653)
Email: info@aurizon.com Website: www.aurizon.com